Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Walter A. Prahl (“you”) and HickoryTech Corporation and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies (collectively the “Company”).

WHEREAS, your employment with the Company will end as of December 31, 2012.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, you and the Company agree as follows:

1. Separation from Employment.  Your employment will terminate as of December 31, 2012, on which date you will retire from the Company.

2. Severance Payment.   In connection with your separation from employment, the Company agrees to provide you with the following payment, provided you sign the Agreement within the acceptance period described in Section 4 and do not rescind/revoke this Agreement in accordance with Section 6 and provided that you sign the attached Exhibit A to this Agreement within the acceptance period described in Section 3 of Exhibit A and do not revoke or rescind Exhibit A in accordance with Section 5 of Exhibit A:

a. Payment.  The gross amount of $197,444.00, less required withholdings, (“Severance Payment”).  This Severance Payment will be paid to you in four separate payments.  The first payment will be $91,000.01 and the remaining three payments will be equal payments of $35,481.33.  The first payment will be paid on January 31, 2013. The second payment will be paid three months following that date, the third payment will be paid six months following the date of the first payment, and the final payment will be paid nine months following the date of the first payment.

b. Payment Available to Heirs.   If you should become disabled or die prior to signing Exhibit A, an individual to whom you have provided power of attorney may sign Exhibit A on your behalf.  Provided that the individual signs Exhibit A within the acceptance period described in Section 3 of Exhibit A and does not revoke or rescind Exhibit A in accordance with Section 5 of Exhibit A, your heirs, as determined by applicable laws of descent and distribution, will be entitled to receive the Severance Payment described in Section 2.a.

3. Release.  In exchange for the Severance Payment specified in Section 2 and for other good and valuable consideration, you hereby fully release, waive, and discharge the following entities and persons from all legal claims:  the Company, its related and/or affiliated companies, and all of the respective predecessors, successors, affiliates, assigns, officers, shareholders, board members, directors, employees, agents, contractors, counsel and insurers of the Company and its related and/or affiliated companies (the “Released Parties”).

You understand that by releasing all of your legal claims against the Released Parties, you are releasing all of your rights to bring any claims against them based on any actions, decisions, or events occurring through the date of your signing of this Agreement, including the terms and conditions of your employment and your separation from employment.

You also understand and acknowledge that you are giving up any and all other claims, complaints, causes of action or demands, whether now known or unknown, asserted or unasserted, direct or indirect, which you have or may have by reason of any matter, fact or thing occurring up through the date of your signature on this Agreement, including any and all possible discrimination claims, and including but not limited to claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Minnesota Human Rights Act; Minn. Stat. § 176.82; Minn. Stat. § 181.932; Minn. Stat. § 181.941; or any other federal, state or local statute, ordinance or law.  You also understand that you are giving up all other claims, including those grounded in contract or tort theories, including but not limited to:  wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; claims for any unpaid wages, bonuses, vacation or other forms of compensation; any and all claims for attorneys fees; or any other theory, whether legal or equitable.

This Agreement includes a release of your right to file a court action or to obtain monetary damages or other individual legal or equitable relief awarded as a result of a proceeding against the Released Parties by the Equal Employment Opportunity Commission (“EEOC”) or its state counterpart to the fullest extent permitted by law.  Nothing in this Agreement, however, shall (i) prohibit you from testifying in connection with any such proceeding, or (ii) prevent you from filing a charge with the EEOC or its state counterpart or participating in or cooperating with an investigation conducted by the EEOC or its state counterpart.

Nothing in this Agreement is intended or shall be interpreted to limit your rights to enforce the terms of this Agreement or to release claims that cannot be released by law.

4. Acceptance Period.  The terms of this Agreement will be open for acceptance by you for a period of twenty-one (21) days from September 17, 2012, the date this Agreement was first presented to you, during which time you may consider whether or not to accept this Agreement and seek counsel to advise you regarding this Agreement.  You agree that changes to this Agreement, whether material or immaterial, will not restart the acceptance period.

5. Advice of Counsel.  You are hereby advised to seek the advice of an attorney in connection with this Agreement.

6. Right to Rescind/Revoke.  You have the right to rescind/revoke (that is, cancel) this Agreement within fifteen (15) calendar days following your signing of it.  If you sign this Agreement and rescind/revoke it within fifteen calendar days of signing, you will not receive any Severance Payment referenced in Section 2.

Any rescission/revocation must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within fifteen (15) calendar days and sent by certified mail, return receipt requested.  Any rescission must be delivered or sent to the following address:  HickoryTech Corporation, 221 East Hickory St., P.O. Box 3248, Mankato, MN 56002-3248, Attention: Mary Jacobs.

In the event that you rescind/revoke, this Agreement shall be null and void and the Company shall not have any obligations under this Agreement.  However, your separation from the Company will remain unaffected by any such rescission/revocation.

7. Second Release.  In exchange for the Severance Payment specified in Section 2 and other good and valuable consideration, you agree that you will sign the Release of Claims, in the form attached hereto as Exhibit A, on December 31, 2012.

8. Return of and Access to Company Property.  You agree that, as a condition of  this Agreement, on or before December 31, 2012, as required by the Company, you will deliver all Company equipment, including all computers, credit cards, keys, cellular telephones, pagers, records, customer information, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof (including any electronic data), and all other intangible or tangible Company property, which are at the time of your separation from employment in your possession or under your control.  You also agree not to use any Company-related security passwords or codes, or access any Company-owned computer systems, storage devices, security appliances, or communications equipment after your separation of employment.

9. Confidentiality of Agreement.  You agree to keep the terms of this Agreement confidential.  You agree not to disclose the terms and conditions of the Agreement or the negotiation process leading up to this Agreement to any person, including any present or former employee of the Company.  These confidentiality provisions are subject to the following exceptions:  you may disclose this Agreement to your attorneys, accountants, financial or tax advisors or immediate family members; in the course of legal proceedings involving the Company; or in response to a court order, subpoena or inquiry by a government agency, provided that you inform the recipient the information is confidential and provided that the recipient agrees to maintain the information as confidential.

10. Confidentiality and Non-Solicitation.  You acknowledge that, in the course of your employment with the Company, you have had access to Confidential Information and trade secrets relating to the business affairs of the Company and that, without prior consent of the Company, you will not at any time in any manner use or disclose for your own benefit or purposes or for the benefit or purposes of any individual, corporation (including any non-profit corporation), general, limited, or limited liability partnership, limited liability company, joint venture, estate, trust, firm association, organization, or other entity or any governmental or quasi-governmental authority, organization, agency, or body, any Confidential Information and trade secrets relating to the business affairs of the Company.  For purposes of this Section 10, “Confidential Information” means any information including, but not limited to, research, development, strategic business plans, strategic marketing plans, methods of operation, product pricing, delivery pricing/options, services, customer profiles, account plans, competitor/customer intelligence, trade secrets, software in various stages of development, data, know-how or knowledge (including, but not limited to, that relating to costs, products, equipment, merchandising and marketing methods, suppliers, customers, personnel training programs, business expansion plans or financing) which is proprietary to the Company.

You also acknowledge that the Company’s confidential, proprietary and trade secret information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the company and that disclosure or other use of such non-public knowledge or information would cause the Company significant harm and expense.

For a period of eighteen (18) months from the date of your separation from employment, you agree to abide by the non-solicit provisions of Section 7 of your Supplemental Executive Retention Agreement dated November 9, 2005 (a copy of which is attached hereto as Exhibit B) which requires that:

“ …for a period of eighteen (18) months after the termination of Executive’s employment for any reason, Executive will not, whether for his own account or for the account of any other Person other than Enventis or any of its Affiliates:  (a) solicit or encourage any current or prospective customer, vendor, supplier or other business affiliate of Enventis or any of its Affiliates to terminate or otherwise modify adversely its business relationship with Enventis or any of its Affiliates or (b) employ or attempt to employ any employee of Enventis or any of its Affiliates who has not been separated from Enventis or its Affiliate (as applicable) for at least six (6) months, or recruit or otherwise solicit, induce or influence any employee of Enventis or any of its Affiliates to leave employment with Enventis or its Affiliate (as applicable).”

11. Agreement Not to Compete.  You agree that, during your employment with the Company, and for a period of one year following your separation from employment, you will not, directly or indirectly, alone or as a founder, associate, promoter, partner, joint venturer, shareholder (other than as a less than three percent (3%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, guarantor, or otherwise of any individual, corporation (including any non-profit corporation), general, limited, or limited liability partnership, limited liability company, joint venture, estate, trust, firm association, organization, or other entity or any governmental or quasi-governmental authority, organization, agency, or body, engage, participate, or otherwise assist in any activity in competition with the Company.  This prohibition applies only to services, products and activities in which the Company has been engaged within two (2) years prior to termination of your employment with the Company.  In the event the Company obtains an injunction to enforce its rights under this Section 11, the agreement not to complete shall be extended for the longer period of (i) six (6) months, or (ii) the number of months that you were engaged in such competition in violation of this Section 11 after the date the prohibition on the competition was to expire hereunder and, if expired, shall apply for such additional period after the date on which such injunction is obtained.

12. No Admission.  This Agreement is not an admission by the Company that it has acted wrongfully toward you or anyone else, and shall not be interpreted as such.

13. No Assignment.  This Agreement is personal to you and may not be assigned by you.  The payments to be provided to you shall be made to your estate in the event of your death prior to your receipt thereof.

14. Governing Law; Severability.  This Agreement shall be governed by the laws of the State of Minnesota, without regard to its principles of conflicts of laws. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

15. Venue.   Any action at law, or in equity, or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the state of Minnesota.

16. Entire Agreement.  You and the Company agree that this Agreement (including the attached Exhibits A and B) contains the entire agreement between you and the Company with respect to your separation from employment and your confidentiality, non-solicitation, and non-compete obligations.  This Agreement does not alter the provisions of the Executive Incentive Plan, the Long Term Executive Incentive Plan, the Paid Time Off Plan which includes payment in January of 2013 of all accrued but un-used 2012 Paid Time Off (PTO) and any PTO balance in your Special PTO Bank, or any plan under which you are eligible to receive health, life, or other insurance, all of which plans shall remain in effect with respect to you to the extent provided therein.  Other than those plans, there are no promises or understandings outside of this Agreement with respect to your employment or separation from employment with the Company.  Any modification of or addition to this Agreement must be in writing signed by you and the Vice President of Human Resources of the Company.

17. Waiver.  The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18. ACKNOWLEDGMENT.  BY YOUR SIGNATURE BELOW, YOU ACKNOWLEDGE THAT YOU FULLY UNDERSTAND AND ACCEPT THE TERMS OF THIS AGREEMENT AND YOU REPRESENT AND AGREE THAT YOU UNDERSTAND THE MEANING OF THE TERMS OF THIS AGREEMENT AND THEIR EFFECT.  YOU ALSO ACKNOWLEDGE THAT YOUR SIGNATURE IS FREELY, VOLUNTARILY AND KNOWINGLY GIVEN, HAVING HAD THE OPPORTUNITY TO OBTAIN ADVICE AND ASSISTANCE OF LEGAL COUNSEL, WHICH ADVICE AND ASSISTANCE THE COMPANY HEREBY ENCOURAGES YOU TO OBTAIN, AND HAVING BEEN PROVIDED A FULL OPPORTUNITY AND REASONABLE TIME TO REVIEW AND REFLECT ON THE TERMS OF THIS AGREEMENT.

Dated: September 26, 2012		/s/ Walter A. Prahl
Walter A. Prahl

Dated: September 26, 2012		HickoryTech Corporation
/s/ Mary T. Jacobs
	By	Mary T. Jacobs
	Title	Corporate Vice President and Vice President of Human Resources

Exhibit A

RELEASE OF CLAIMS
This Release of Claims (“Release”) is between Walter A. Prahl(“you”) and HickoryTech Corporation and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies (collectively the “Company”).

WHEREAS, your employment with the Company has terminated; and

WHEREAS, you and the Company executed the attached Separation Agreement and General Release (“Agreement”) in which you agreed, among other things, to execute this Release in exchange for the Severance Payment provided for in Section 2 of the Agreement;

NOW THEREFORE, in consideration of the mutual promises contained in the Agreement, you and the Company agree as follows:

1. Release. In exchange for the Severance Payment specified in Section 2 of the Agreement and for other good and valuable consideration, you hereby fully release, waive, and discharge the following entities and persons from all legal claims: the Company, its related and/or affiliated companies, and all of the respective predecessors, successors, affiliates, assigns, officers, shareholders, board members, directors, employees, agents, contractors, counsel and insurers of the Company and its related and/or affiliated companies (the “Released Parties”).

You understand that by releasing all of your legal claims against the Released Parties, you are releasing all of your rights to bring any claims against them based on any actions, decisions, or events occurring through the date of your signing of this Release, including the terms and conditions of your employment and the termination of your employment.

You also understand and acknowledge that you are giving up any and all other claims, complaints, causes of action or demands, whether now known or unknown, asserted or unasserted, direct or indirect, which you have or may have by reason of any matter, fact or thing occurring up through the date of your signature on this Release, including any and all possible discrimination claims, and including but not limited to claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Minnesota Human Rights Act; Minn. Stat. § 176.82; Minn. Stat. § 181.932; Minn. Stat. § 181.941; or any other federal, state or local statute, ordinance or law. You also understand that you are giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; claims for any unpaid wages, bonuses, vacation or other forms of compensation; any and all claims for attorneys fees; or any other theory, whether legal or equitable.

This Release includes a release of your right to file a court action or to obtain monetary damages or other individual legal or equitable relief awarded as a result of a proceeding against the Released Parties by the Equal Employment Opportunity Commission (“EEOC”) or its state counterpart to the fullest extent permitted by law. Nothing in this Release, however, shall (i) prohibit you from testifying in connection with any such proceeding, or (ii) prevent you from filing a charge with the EEOC or its state counterpart or participating in or cooperating with an investigation conducted by the EEOC or its state counterpart.

Nothing in this Release is intended or shall be interpreted to limit your rights to enforce the terms of this Release or to release claims that cannot be released by law.

2. Worker’s Compensation and Payment of Wages. You acknowledge that you have not suffered any injury or illness in your work for the Company that has not been previously reported and that would give rise to a claim under worker’s compensation law. You also acknowledge that you have been fully and properly paid for all hours worked for the Company.

3. Acceptance Period. The terms of this Release are being provided to you on September 17, 2012, as part of your Agreement to provide adequate time to review and seek counsel to advise you regarding this Release. In exchange for the Severance Payment specified in Section 2 of the Agreement and other good and valuable consideration, you agree that you will sign this Release of Claims on December 31, 2012.

4. Advice of Counsel. You are hereby advised to seek the advice of an attorney in connection with this Release.

5. Right to Rescind/Revoke. You have the right to rescind/revoke (that is, cancel) this Release within fifteen (15) calendar days following your signing of it. If you sign this Release and rescind/revoke it within fifteen (15) calendar days of signing, you will not receive any Severance Payment referenced in Section 2 of the Agreement.

Any rescission/revocation must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within fifteen (15) calendar days and sent by certified mail, return receipt requested. Any rescission must be delivered or sent to the following address: HickoryTech Corporation, 221 East Hickory St., P.O. Box 3248, Mankato, MN 56002-3248, Attention: Mary Jacobs.

In the event that you rescind/revoke, this Release shall be null and void and the Company shall not have any obligations under this Release. However, your separation from the Company will remain unaffected by any such rescission/revocation.

6. No Admission. This Release is not an admission by the Company that it has acted wrongfully toward you or anyone else, and shall not be interpreted as such.

7. Governing Law; Severability. This Release shall be governed by the laws of the State of Minnesota, without regard to its principles of conflicts of laws. If any part of this Release is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Release shall remain in full force and effect.

8. Venue. Any action at law, or in equity, or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Release or any provision hereof, shall be litigated only in the courts of the state of Minnesota.

9. ACKNOWLEDGMENT. BY YOUR SIGNATURE BELOW, YOU ACKNOWLEDGE THAT YOU FULLY UNDERSTAND AND ACCEPT THE TERMS OF THIS RELEASE AND YOU REPRESENT AND AGREE THAT YOU UNDERSTAND THE MEANING OF THE TERMS OF THIS RELEASE AND THEIR EFFECT. YOU ALSO ACKNOWLEDGE THAT YOUR SIGNATURE IS FREELY, VOLUNTARILY AND KNOWINGLY GIVEN, HAVING HAD THE OPPORTUNITY TO OBTAIN ADVICE AND ASSISTANCE OF LEGAL COUNSEL, WHICH ADVICE AND ASSISTANCE THE COMPANY HEREBY ENCOURAGES YOU TO OBTAIN, AND HAVING BEEN PROVIDED A FULL OPPORTUNITY AND REASONABLE TIME TO REVIEW AND REFLECT ON THE TERMS OF THIS RELEASE.

To be signed on December 31, 2012.